Gladstone Commercial Corporation Announces Optionees Acceptance to Amend Stock Options

McLean, VA, September 1, 2006: Gladstone Commercial Corp. (NASDAQ: GOOD) (the “Company”) announced today that its offer to amend the terms of all stock options currently outstanding (the “Options”) under the Company’s 2003 Equity Incentive Plan, as amended, to accelerate the expiration date of the Options to December 31, 2006 (the “Offer”) has been accepted. The Offer was made to the executive officers and directors of the Company and the employees of the Company’s external investment adviser, Gladstone Management Corporation, who hold stock options (the “Optionees”), and was conditional upon its acceptance by all of the Optionees. All Optionees accepted the Offer prior to its expiration on August 31, 2006.

On July 11, 2006, the Company’s Board of Directors accelerated in full the vesting of all outstanding Options. Following the acceptance of the Offer, all Options must be either exercised or terminated prior to December 31, 2006.

The Company intends to implement, effective January 1, 2007 the proposed Investment Advisory and Management Agreement between the Company and Gladstone Management Corporation and the Administration Agreement between the Company and Gladstone Administration, LLC, a wholly owned subsidiary of Gladstone Management Corporation, which was approved by the Company’s stockholders on May 24, 2006.

The Company filed a Schedule TO and related documentation regarding the offer with the Securities and Exchange Commission on July 12, 2006.

Gladstone Commercial Corporation is a publicly traded real estate investment trust that focuses on investing in and owning triple-net leased industrial and commercial real estate properties and selectively making long-term mortgage loans. Additional information can be found at www.GladstoneCommercial.com.

For further information contact our Investor Relations Manager, Kelly Sargent, at 703.287.5835.

This press release may include statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with regard to the future performance of the Company and the closing of any transaction. Words such as “may,” “will,” “believes,” “anticipates,” “intends,” “expects,” “projects,” “estimates” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans, expectations and beliefs that are believed to be reasonable as of the date of this press release. Factors that may cause the Company’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements include, among others, those factors listed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended, December 31, 2005, as filed with the Securities and Exchange Commission on February 28, 2006, and the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as filed with the Securities and Exchange Commission on August 8, 2006. The risk factors set forth in the Form 10-K under the caption “Risk Factors” are specifically incorporated by references into this press release. All forward-looking statements are based on current plans, expectations and beliefs and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.